Exhibit 10.4

TENNANT COMPANY

EXECUTIVE NONQUALIFIED

DEFERRED COMPENSATION PLAN

(as restated effective January 1, 2005)

i

ii

TENNANT COMPANY

EXECUTIVE NONQUALIFIED

DEFERRED COMPENSATION PLAN

(as restated effective January 1, 2005)

The Tennant Company (the “Company”) previously adopted two nonqualified deferred compensation plans for the benefit of certain of the Company’s executive employees. These plans are the Tennant Company Deferred Compensation Plan (the “Deferred Compensation Plan”) and the Tennant Company Excess Benefit Plan (the “Excess Benefit Plan”). The Company merged the Excess Benefit Plan into the Deferred Compensation Plan and restated the Deferred Compensation Plan, effective January 1, 2003. As part of that restatement, the Deferred Compensation Plan was renamed the Tennant Company Executive Nonqualified Deferred Compensation Plan (the “Plan”).

Since the Plan became effective, it has been amended to include the Company’s outside Directors as individuals eligible to participate. In addition, changes have been made to the law pursuant to Section 409A of the Code that affect nonqualified deferred compensation plans. Finally, the Company wishes to make some changes in the design and operation of the Plan, including the addition of a Deferred Stock Unit feature.

The Company hereby restates the Plan, as set forth herein, to incorporate the above-mentioned amendment, comply with Section 409A of the Code and to effect the above-mentioned changes in the Plan design and operation. The Plan, as so restated, is sometimes referred to herein as the “Restatement.” Except as otherwise specified herein, the Restatement shall be effective with respect to amounts deferred or that become vested on or after January 1, 2005. Amounts deferred and vested under the Plan prior to January 1, 2005, shall remain subject to the terms of the Plan, as in effect prior to the Restatement. Accordingly, such amounts shall be “grandfathered” under Section 409A of the Code.

ARTICLE 1. PURPOSE & DESCRIPTION OF PLAN

Section 1.1. Purpose. The purpose of the Plan is to provide Eligible Employees with benefits that supplement those provided under certain of the tax-qualified plans maintained by the Company. More specifically, the Plan is intended to permit Eligible Employees to defer a portion of their compensation on a pre-tax basis, and to provide certain other benefits on a nonqualified plan basis that are not otherwise provided under the tax-qualified plans.

Section 1.2. Description of Plan. In the case of Participants who are employees, the Plan is intended to be (and shall be construed and administered as) an employee benefit pension plan under the provisions of ERISA, which is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly-compensated employees, as described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

The Plan is not intended to be qualified under Section 401(a) of the Code. The Plan, as restated herein, is subject to, and intended to comply with, Section 409A of the Code and has been prepared in reliance on IRS Notice 2005-1 and the Proposed Regulations issued under Section 409A of the Code on October 4, 2005.

The obligation of the Company to make payments under the Plan constitutes an unsecured (but legally enforceable) promise of the Company to make such payments and no person, including any Participant or Beneficiary , shall have any lien, prior claim or other security interest in any property of the Company as a result of the Plan.

ARTICLE 2. DEFINITIONS, GENDER, AND NUMBER

Section 2.1. Definitions. Whenever used in the Plan, the following words and phrases have the meanings set forth below unless the context plainly requires a different meaning, and when a defined meaning is intended, the term is capitalized.

(1)

“Account” means the device used to measure and determine the amount of deferred compensation to be paid to a Participant or Beneficiary under the Plan, other than pursuant to Article 7. An employee Participant shall have the opportunity to maintain two Accounts under the Plan, Account A, and Account B. A Director Participant shall have only one Account under the Plan, Account A.

(2)

“Affiliate” means any corporation that is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) which includes the Company and any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code) with the Company.

(3)

“Base Compensation,” of a Participant for a Plan Year, means the total annual base salary earned by the Participant for his or her employment with the Company or any Affiliate during such Plan Year, but excluding any other remuneration paid by the Company, such as overtime, severance pay, Incentive Compensation, stock options, distributions of compensation previously deferred, restricted stock, allowances for expenses (including moving expenses, travel expenses and automobile allowances), fringe benefits whether payable in cash or in a form other than cash, and disability pay. In the case of an individual who is a participant in a plan sponsored by the Company that is described in Section 401(k), 125 or 132(f) of the Code, the term Base Compensation shall include any amount that would be included in the definition of Base Compensation but for the individual’s election to reduce his or her Base Compensation and have the amount of the reduction contributed to or used to purchase benefits under such plan.

(4)

“Beneficiary” or “Beneficiaries” means the persons or trusts designated by a Participant in writing pursuant to Section 6.4(a)(iii) of the Plan as being entitled to receive any benefit payable under the Plan by reason of the death of a Participant, or, in the absence of such designation, the persons specified in 6.4(a)(iv) of the Plan.

(5)	“Board” means the Board of Directors of the Company as constituted at the relevant time.

(6)

“Change in Control” with respect to a Participant, means any one of the events described in Proposed Treasury Regulations Section 1.409A-3(g)(5)(v), (vi) and (vii) (as set forth in Schedule A hereto), or any successor guidance thereto under Code Section 409A. In order to be a Change in Control with respect to a Participant, the change in control event must relate to: (i) the corporation for which the Participant is performing services at the time of the change in control event; (ii) the corporation that is liable for Plan payments; (iii) a corporation that is a majority shareholder of a corporation identified in (i) or (ii), above, or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in (i) or (ii), above. For purposes hereof, a majority shareholder of a corporation is a shareholder owning more than 50% of the total fair market value and total voting power of the corporation.

(7)

“Code” means the Internal Revenue Code of 1986, as amended from time to time and any successor statute. References to a Code section shall be deemed to be to that section or to any successor to that section.

(8)	“Committee” means the Company’s Retirement Committee, or any successor committee appointed by the Board to perform substantially similar functions.

(9)	“Company” means the Tennant Company, a Minnesota corporation, and its successors and assigns, by merger, purchase or otherwise.

(10)

“Compensation,” of an employee Participant for a Plan Year, means the Participant’s Base Compensation, STIP Compensation, and LTIP Compensation for the Plan Year. “Compensation,” of a Director Participant for a Plan Year, means the annual retainer and meeting fees earned by the Director for the Plan Year for his or her services as a member of the Company’s Board.

(11)

“Compensation Reduction Contribution” means a contribution to the Plan made by a Participant pursuant to a Deferral Election Agreement that the Participant enters into with the Company. Compensation Reduction Contributions shall be made according to the terms of the Plan set forth in Section 4.2.

(12)	“Deferred Compensation Plan” means the Tennant Company Deferred Compensation Plan, as in effect prior to January 1, 2003.

(13)

“Deferral Election Agreement” means the agreement described in Section 4.2 in which the Participant designates the amount of his or her Compensation, if any, that he or she wishes to contribute to the Plan, the proportion in which such contribution is to be allocated between his or her Account A and Account B under the Plan, and acknowledges and agrees to the terms of the Plan.

(14)

“Deferred Stock Unit” means a unit of interest under the Plan entitling a Participant to receive a share of Stock at a future date. A Deferred Stock Unit is not a present interest in Stock. Accordingly, a Participant has no rights as a shareholder of the Company with respect to any Deferred Stock Unit.

(15)	“Director” means a member of the Company’s Board who is not an employee of the Company.

(16)

“Eligible Employee” means any key employee of an Affiliate designated by the Committee who is a member of a select group of management or highly compensated employees of the Affiliate, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and any Director.

(17)

“Enrollment Period” means the period designated by the Committee during which a Deferral Election Agreement may be entered into with respect to an Eligible Employee’s Compensation as described in Section 4.2. Generally, the Enrollment Period must end no later than the end of the calendar year before the calendar year in which the services giving rise to the Compensation to be deferred are performed. As described in Section 4.2, an exception is made to this requirement for individuals who first become eligible to participate in the Plan, and may be made in the case of Compensation Reduction Contributions from certain types of Incentive Compensation considered to be Performance-Based Compensation, as determined by the Committee from time to time.

(18)

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute. References to an ERISA section shall be deemed to be to that section or to any successor to that section.

(19)	“Excess Benefit Plan” means the “Tennant Company Excess Benefit Plan,” as in effect prior January 1, 2003.

(20)	“Highly-Compensated Employee” has the same meaning as in the Profit Sharing Plan.

(21)	“Incentive Compensation,” of a Participant, means the Participant’s STIP or LTIP Compensation.

(22)	“LTIP” means the Company’s Long-term Incentive Plan, as in effect from time to time.

(23)	“LTIP Compensation,” of a Participant for a Plan Year, means the compensation (payable in cash or Stock) under the LTIP in which the Participant vests under the LTIP during the Plan Year.

(24)

“Participant” means: (a) an Eligible Employee who has satisfied the requirements set forth in Section 3.2; and (b) and any other employee of the Company described in Section 3.1 who has satisfied the requirement set forth in Section 3.2.

(25)	“Pension Plan” means the “Tennant Company Pension Plan,” as in effect from time to time.

(26)

“Performance-Based Compensation,” of a Participant, means any Incentive Compensation of the Participant where the amount of, or entitlement to, the Incentive Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months in which the Participant performs services. Organizational or individual performance criteria are considered pre-established if established in writing by not later than 90 days after the commencement period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. Performance-based compensation may include payment based on performance criteria that are not approved by the Board, a compensation committee of the Board, or the stockholders of the Company.

(27)	“Plan” means the Tennant Company Executive Nonqualified Deferred Compensation Plan, as set forth herein, and as may be amended from time to time.

(28)	“Plan Year” means the 12-month period commencing each January 1 and ending the following December 31.

(29)	“Profit Sharing Plan” means the “Tennant Company Profit Sharing Plan and Employee Stock Ownership Plan,” as may be amended from time to time.

(30)	“Qualified Domestic Relations Order” has the same meaning as in Section 414(p) of the Code.

(31)	“Qualified Plans” means the Profit Sharing Plan and the Pension Plan.

(32)	“Restatement “ means the Plan, as set forth herein.

(33)	“Section 401(a)(17) Limit” means the limit on the dollar amount of compensation that may be taken into account under the Qualified Plans under Section 401(a)(17) of the Code.

(34)

“Section 401(k) Limit” means the limit on pre-tax contributions that may be made by a highly-compensated employee under a plan described in Code Section 401(k) as a result of the application of the nondiscrimination tests under Section 401(k)(3) of the Code.

(35)

“Section 401(m) Limit” means the limit on matching contributions that may be made on behalf of a highly-compensated employee under a plan described in Code Section 401(m) as a result of the application of the nondiscrimination tests under Section 401(m)(2) and (3) of the Code.

(36)	“Section 402(g) Limit” means the limit on the amount of compensation that may be deferred by an individual on a pre-tax basis under an arrangement described in Section 401(k) of the Code.

(37)

“Section 415 Limit” means the limit on accruals for defined benefit pension plans and the limit on allocations for defined contribution plans that are imposed by Sections 415(b) and 415(c) of the Code.

(38)

“Separation from Service” or “Separate from Service,” with respect to a Participant, means the Participant’s separation from service with all Affiliates, within the meaning of Section 409A(a)(2)(A)(i) of the Code and the regulations thereunder. Solely for these purpose, a Participant who is an employee will be considered to have a Separation from Service when the Participant dies, retires, or otherwise has a termination of employment with all Affiliates. The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months, or if longer, so long as the individual’s rights to reemployment with the Company or any Affiliate is provided either by statute or by contract. If the period of leave exceeds six months and the individual’s right to reemployment is not provided either by statute or contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Whether a termination of employment has occurred is based on the facts and circumstances. A Director is considered to have a Separation from Service when he or she ceases to perform services for the Company as a Director and the Company does not then anticipate that the Director will continue to perform services for the Company as a Director or employee.

(39)	“STIP” means the Company’s Short-term Incentive Plan, as in effect from time to time.

(40)	“STIP Compensation,” of a Participant for a Plan Year, means the compensation earned by the Participant under the STIP for the Plan Year.

(41)

“Specified Employee” means a “key employee” (as defined in Section 416(i) of the Code without regard to Section 416(i)(5)) with respect to the Company. For purposes hereof, an employee is a key employee if the employee meets the requirements of Section 416(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5)) at any time during the 12-month period ending on December 31. If a person is a key employee as of this identification date, the person is treated as a Specified Employee for the 12-month period beginning on the first day of the fourth month following the identification date.

(42)	“Stock” means the common stock, $.375 par value per share (as such par value may be adjusted from time to time), of the Company.

(43)	“Stock Sub-Account,” of a Participant, means a Sub-Account maintained under an Account for the benefit of the Participant that is credited with Deferred Stock Units.

Section 2.2. Gender and Number. Except as otherwise indicated by context, masculine terminology used herein also includes the feminine and neuter, and terms used in the singular may also include the plural.

ARTICLE 3. PARTICIPATION

Section 3.1. Who May Participate. Participation in the Plan is limited to Eligible Employees. The Committee shall have sole discretion to determine whether an employee is an Eligible Employee. In addition, an employee of an Affiliate who is entiteld to receive a benefit under Section 4.4 or Article 7 of the Plan shall be a Participant with respect to such benefit, provided the employee is a member of a select group of management or highly compensated employees of the Affiliate, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, as determined by the Committee in its discretion. The Committee may make such projections or estimates as it deems desirable in applying the eligibility requirements, and its determination shall be conclusive.

Section 3.2. Time and Conditions of Participation. An individual who satisfies the eligiblity requirements set forth in Section 3.1 shall become a Participant only upon his or her compliance with such terms and conditions as the Committee may from time to time establish for the implementation of the Plan, including but not limited to, any condition the Committee may deem necessary or appropriate for the Company to meet its obligations under the Plan.

Section 3.3. Notification. The Committee shall notify in writing each employee and Director whom the Committee has determined in its discretion to be an Eligible Employee and explain the rights, privileges and duties of participation in the Plan. The Committee shall provide each Eligible Employee with a Deferral Election Agreement so that the Eligible Employee may notify the Committee of his or her intent to make such contributions.

Section 3.4. Termination and Suspension of Participation. Once an individual has become a Participant in the Plan, participation shall continue until the first to occur of: (a) payment in full of all benefits to which the Participant or his or her Beneficiary is entitled under the Plan; or (b) the occurrence of the event specified in Section 3.5, Article 5, or Article 7 that results in loss of benefits.

Section 3.5. Missing Persons. Each Participant and Beneficiary entitled to receive benefits under the Plan shall be obligated to keep the Company informed of his or her current address until all Plan benefits that are due to be paid to the Participant or Beneficiary have been paid to him or her. If the Company is unable to locate the Participant or his or her Beneficiary for purposes of making a distribution, the amount of a Participant’s benefits under the Plan that would otherwise be considered as non-forfeitable shall be forfeited effective one year after: (a) the last date a payment of said benefit was made, if at least one such payment was made; or (b) the first date a payment of said benefit was directed to be made by the Company pursuant to the terms of the Plan, if no payments have been made. If such p erson is located after the date of such forfeiture, the benefits for such Participant or Beneficiary shall not be reinstated hereunder.

Section 3.6. Relationship to Other Plans. Participation in the Plan shall not preclude participation of the Participant in any other fringe benefit program or plan sponsored by the Company for which such Participant would otherwise be eligible. The terms of such other plan or plans shall govern in determining the extent to which the Participant’s Compensation and Plan benefits are considered in determining eligibility for, and the amount of, the benefit provided under such other program or plan.

ARTICLE 4. ESTABLISHMENT OF AND ENTRIES TO ACCOUNTS

Section 4.1. Establishment of Accounts The Company shall establish two Accounts under the Plan for each Participant, termed “Account A” and “Account B;” provided, however, that Director Participants shall have only an Account A.

(a)

Account A. Account A shall consist of: (i) all Compensation Reduction Contributions made to the Plan that the Participant elects to have allocated to Account A pursuant to a Deferral Election Agreement, adjusted for gains and losses thereon pursuant to Section 4.5; and (ii) all contributions made by the Company to the Plan on behalf of the Participant pursuant to Section 4.3 or 4.4, adjusted for gains and losses thereon pursuant to Section 4.5.

(b)

Account B. Account B shall consist of all Compensation Reduction Contributions made to the Plan that the Participant elects to have allocated to Account B, adjusted for gains and losses thereon pursuant to Section 4.5.

Notwithstanding anything in this Section 4.1 to the contrary, if a Participant enters into an election pursuant to Section 4.2 to reduce some or all of the portion of LTIP Compensation otherwise payable to him or her in Stock and receive such Stock at a later date under the Plan, then the Stock shall be converted to Deferred Stock Units (as described in Section 4.2) which shall be credited to a Stock Sub-Account established for the benefit of the Participant under the Account or Accounts (Account A, Account B or both) designated by the Participant in his or her Deferral Election Agreement. The Stock Sub-Account shall consist of the Deferred Stock Units credited to it from time to time.

Section 4.2. Compensation Reduction Contributions. Each Eligible Employee may make Compensation Reduction Contributions to the Plan for a Plan Year according to the rules set forth in this Section 4.2.

An Eligible Employee wishing to make a Compensation Reduction Contribution under the Plan for a Plan Year shall enter into a Deferral Election Agreement during the Enrollment Period for the Plan Year. In order to be effective, the Deferral Election Agreement must be completed and submitted to the Company at the time and in the manner specified by the Committee, which may be no later than the last day of the Enrollment Period.

Notwithstanding anything in the preceding paragraph to the contrary, for the Plan Year in which an individual first becomes eligible to participate in the Plan, he or she may enter into a Deferral Election Agreement within 30 days after he or she first becomes eligible. In this case, for Compensation that is earned based upon a specified performance period where a Deferral Election Agreement is entered into in the first year of eligibility but after the beginning of the service period, the Deferral Election Agreement will be deemed to apply to Compensation paid for services performed subsequent to the date the Deferral Election Agreement is entered into if the Deferral Election Agreement applies to the portion of the Compensation equal to the total amount of the Compensation for the service period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period. In order to be effective, the Deferral Election Agreement described in this paragraph must be completed and submitted to the Committee within 30 days after the Participant first becomes eligible to participate. If the eligible individual fails to complete a Deferral Election Agreement by such time, he or she may enter into a Deferral Election Agreement during any succeeding Enrollment Period in accordance with the rules described in the preceding paragraph. For purposes of the exception described in this paragraph, the term “Plan” shall mean the Plan and any other plan required to be aggregated with the Plan pursuant to Code Section 409A, and the regulations and other guidance thereunder. Accordingly, if an Eligible Employee has previously been eligible to participate in a plan required to be aggregated with the Plan, then the 30-day exception described in this paragraph shall not apply to him or her.

Except as specified in the prior paragraph and in the following paragraph, a Deferral Election Agreement will be effective to defer Compensation earned after the Deferral Election Agreement is entered into, and not before.

Deferral Election Agreements for Base Salary, Incentive Compensation other than Performance-Based Compensation, if any, and Director Compensation shall be completed and submitted to the Company at the time described above that is ordinarily applicable to Deferral Election Agreements (subject to the exception for individuals who are newly eligible to participate). Deferral Election Agreements for Incentive Compensation that is Performance-Based Compensation shall be completed and submitted to the Company no later than six months before the end of the performance period for the Incentive Compensation. The Committee shall determine from time to time whether an item of Incentive Compensation is considered Performance-Based Compensation for these purposes, and when the Deferral Election Agreement with respect to such Incentive Compensation must be submitted to the Company.

The Deferral Election Agreement shall specify the amount of Compensation the Participant wishes to have deducted from his or her pay and contributed to the Plan by type and percentage, subject to the following rules:

(a)

Base Compensation. Each employee Participant may elect to make a Compensation Reduction Contribution under the Plan for a Plan Year in an amount equal to any whole percentage (up to 25%) of his or her Base Compensation for the Plan Year, determined on a pay period basis.

(b)

STIP Compensation. Each employee Participant may elect to make a Compensation Reduction Contribution under the Plan for a Plan Year in an amount equal to any whole percentage (up to 100%) of his or her STIP Compensation for the Plan Year.

(c)

LTIP Compensation. Each employee Participant may elect to make a Compensation Reduction Contribution under the Plan for a Plan Year in an amount equal to any whole percentage (up to 100%) of his or her LTIP Compensation for the Plan Year (provided that the LTIP Compensation is Performance-Based Compensation with respect to the Participant for such Plan Year).

For Plan Years commencing before January 1, 2007, the election to make a Compensation Reduction Contribution with respect to LTIP Compensation may be made only with respect to the cash portion of the Participant’s LTIP Compensation. For Plan Years commencing on or after January 1, 2007, a Participant may make a Compensation Reduction Contribution with respect to the Stock portion as well as the cash portion of the Participant’s LTIP Compensation. A Participant who wishes to make an election with respect to the Stock portion of his or her LTIP Compensation for a Plan Year shall specify the percentage of shares of Stock in which he or she will vest during the Plan Year that he or she wishes to have contributed to the Plan. Only whole shares may be contributed and in the event that the election yields a fractional share contribution, the Company shall round down to the nearest whole share. Shares that a Participant elects to contribute to the Plan in this manner shall be converted to Deferred Stock Units on a one to one basis (i.e., one share of Stock shall be converted to one Deferred Stock Unit) as of the date on which such shares would otherwise have been distributed to the Participant. The Stock Units shall be held under the Plan in the Account (Account A or Account B) designated by the Participant in his or her Deferral Election Agreement until distributed to him or her pursuant to Article 6.

(d)	Director Compensation.

(i)

Annual Retainer. Each Director Participant may elect to make a Compensation Reduction Contribution under the Plan for a Plan Year in an amount equal to 0%, 50% or 100% of his or her annual retainer for such Plan Year.

(ii)

Meeting Fees. Each Director Participant may elect to make a Compensation Reduction Contribution under the Plan for a Plan Year in an amount equal to 0% or 100% of his or her meeting fees for such Plan Year.

An employee Participant shall specify in his or her Deferral Election Agreement the proportions, as a percentage, in which his or her Compensation Reduction Contributions are to be allocated between his or her Account A and Account B. A Participant may elect to allocate any percentage (from 0% to 100%) for this purpose. At the time an employee Participant first elects to allocate a percentage of his or her Contribution Reduction Contributions to an Account, the Participant shall, as part of his or her Deferral Election Agreement, elect the manner of distribution of the Account in accordance with Section 6.2, and with respect to his or her Account B, the date on which distribution will commence pursuant to Section 6.1. At the time a Director Participant first enters into a Deferral Election Agreement under the Plan, the Participant shall, as part of his or her Deferral Election Agreement, elect the manner of distribution of his or her Account A in accordance with Section 6.2.

In general, a Deferral Election Agreement shall become irrevocable as of the last day of the Enrollment Period applicable to it. However, if a Participant incurs an “unforeseeable emergency,” as defined in Section 6.4.(d)(ii), or becomes entitled to receive a hardship distribution pursuant to Treas. Reg. Sec. 1.401(k)-1(d)(3) under the Profit Sharing Plan after the Deferral Election Agreement otherwise becomes irrevocable, the Deferral Election Agreement shall be cancelled as of the date on which the Participant is determined to have incurred the unforeseeable emergency or becomes eligible to receive the hardship distribution and no further Compensation Reduction Contributions will be made under it.

Section 4.3. Discretionary Contributions. The Company may from time to time, in its discretion, make contributions to the Plan on behalf of one or more Participants in addition to those specified in Sections 4.2, above, and 4.4, below. The Committee shall determine, in its discretion, the Participants, if any, entitled to such a contribution and the amount of each such contribution. A contribution on behalf of a Participant pursuant to this Section 4.3 shall be credited to the Account A of the Participant at the time specified by the Committee in its discretion.

Section 4.4. Supplemental Profit Sharing Plan Contributions. Each Plan Year, the Account A of each Participant who is also a participant in the Profit Sharing Plan shall be credited with an amount equal to the amount in (a) less the amount in (b), below:

(a)	The aggregate Profit Sharing Contributions and Matching Contribution that would have been allocated to the Participant under the Profit Sharing Plan if:

(i)	The amount the Participant elected to contribute under the Profit Sharing Plan as a 401(k) Contribution had not been reduced as a result of the application of the 402(g) Limit or 401(k) Limit;

(ii)	The Matching Contribution allocated to the Participant under the Profit Sharing Plan had not been reduced as a result of the application of the 401(m) Limit;

(iii)	The Participant’s Certified Earnings under the Profit Sharing Plan were not reduced as a result of the application of the 401(a)(17) Limit;

(iv)	The Participant’s Annual Additions under the Profit Sharing Plan were not reduced as a result of the application of the 415 Limit;

(v)

The amount of the Participant’s Base Compensation and Bonus contributed to the Plan which would have been included in the Participant’s Certified Earnings under the Profit Sharing Plan but for such contribution to the Plan were included in Certified Earnings.

(b)	The amount of Profit Sharing Contributions and Matching Contributions actually allocated to the Participant under the Profit Sharing Plan for such Plan Year.

(c)	For purposes of Section 4.4(a):

(i)        If a Participant’s total 401(k) Contributions to the Profit Sharing Plan for a particular year are less than the 402(g) Limit, his or her Matching Contributions for that year shall be determined on the basis of the 401(k) Contributions that the Participant actually elects to be made to the Profit Sharing Plan (rather than on the basis of the maximum 401(k) Contributions the Participant could have elected to make), and on the matching percentage rate actually received by the Participant under the Profit Sharing Plan for his or her 401(k) Contributions.

(ii)        If a Participant’s total 401(k) Contributions to the Profit Sharing Plan for a particular year equal the 402(g) Limit, his or her Matching Contributions for that year shall be the amount he or she would have received but for the limits described in Section 4.4(a), above, if he or she had made 401(k) Contributions to the Profit Sharing Plan equal to four percent of his or her Certified Earnings (as adjusted pursuant to Sections 4.4(a)(iii) and (v)), calculated using the percentage rate actually received by the Participant under the Profit Sharing Plan for his or her 401(k) Contributions.

(iii)        Any amount deferred from Base Compensation or Incentive Compensation under the Plan (or the Prior Plan or Deferred Compensation Plan) that are subsequently paid to the Participant shall be excluded from Certified Earnings at the time of payment. Performance Share payouts and deferrals of such payouts shall be excluded from Certified Earning at all times.

A contribution on behalf of a Participant pursuant to this Section 4.4 shall be credited to the Participant’s Account A at the time specified by the Committee in its discretion. For purposes of this Section 4.4, the terms “Matching Contribution,” “Profit Sharing Contribution,” “401(k) Contribution,” “Annual Addition,” and “Certified Earnings” shall have the same meaning as in the Profit Sharing Plan, except as otherwise specified in this Section 4.4.

Section 4.5. Crediting Rate.

(a)          In General. The Committee shall designate the manner in which a Participant’s Accounts are to be credited with gains and losses as described on Exhibit B hereto, which Exhibit may be amended from time to time in the Committee’s discretion. If the Committee designates specific investment funds to serve as an index for crediting gains and losses to a Participant’s Accounts: (a) the Participant shall be entitled to designate which such fund or funds shall be used to measure gains and losses on his or her Accounts in accordance with rules established by the Committee; (b) the Participant’s Accounts will be credited with gains and losses as if invested in such fund or funds in accordance with the Participant’s designation and the rules established by the Committee; and (c) the Committee may, in its sole discretion, eliminate any investment fund or funds previously designated by it, substitute a new investment fund or funds therefore, or add investment fund or funds, at any time. If the Committee makes any such investment funds available for this purpose, the Committee shall have no obligation to actually invest any amounts in any such investment funds.

(b)         Dividend Equivalents Credited to Deferred Stock Units. On each date on which the Company pays a cash dividend (the “dividend date”) a Participant’s Stock Sub-Account (or Stock Sub-Accounts as the case may be) shall be credited with an additional number of Deferred Stock Units determined by dividing the dollar amount that the Corporation would have paid as a dividend if the Deferred Stock Units held in the Participant’s Stock Account as of the record date for the dividend were actual shares of Stock divided by the Fair Market Value of a share of Stock on the dividend date. Appropriate adjustments in the Stock Sub-Account shall be made as equitably required to prevent dilution or enlargement of the Sub-Account from any Stock dividend, Stock split, reorganization or other such corporate transaction or event. For purposes hereof “Fair Market Value,” of a share of Stock, has the same meaning as in the Tennant Company amended and Restated 1999 Stock Incentive Plan.

ARTICLE 5. VESTING IN ACCOUNTS

A Participant’s Accounts under the Plan shall be 100% vested at all times. Notwithstanding the preceding sentence, if a Participant’s employment with any Affiliate is terminated for Cause, the Participant shall immediately forfeit any portion of his or her Account attributable to contributions made by the Company pursuant to Sections 4.3 and 4.4 (adjusted for gains and losses thereon pursuant to Section 4.5). For purposes of the preceding sentence, the term “Cause” shall mean: (i) the Participant’s gross negligence, fraud, disloyalty, dishonesty or willful violation of any law or significant policy or staff by-law of an Affiliate, committed in connection with the position and resulting in a material adverse effect on an Affiliate; or (ii) the Participant’s failure to substantially perform (for reasons other than disability) the duties reasonably assigned or appropriate to the position, in a manner reasonably consistent with the practices in the industry which failure results in a material adverse effect on an Affiliate; provided, however, that “Cause” will not include ordinary negligence or failure to act, whether due to an error in judgment or otherwise, if the Participant has exercised substantial efforts in good faith to perform the duties reasonably assigned or appropriate to the position.

ARTICLE 6. DISTRIBUTION OF ACCOUNTS

Section 6.1. Benefit Commencement. Distribution of a Participant’s Account A shall commence to him or her within an administratively practicable period of time following the date on which he or she has a Separation from Service. Distribution of a Participant’s Account B shall commence to him or her at the date specified in his or her Deferral Election Agreement entered into for the Plan Year in which the Participant first allocates Compensation Reduction Contributions to Account B. This date (the “specified distribution date”) must be at least two years following the beginning of the Plan Year in which Compensation Reduction Contributions under Account B commence. However, if the Participant terminates employment prior to the specified distribution date, distribution of his or her Account B shall commence within an administratively practicable period of time following his or her termination of employment, notwithstanding the Participant’s election to commence distribution at the specified distribution date.

Section 6.2. Form of Benefit Payment. A Participant shall elect the manner in which each of his or her Accounts is to be distributed from the available distribution options set forth below:

(a)	a lump sum; or

(b)

substantially equal quarterly installments over a period of years elected by the Participant (not exceeding ten), with the Participant’s Account balance credited with gains and losses (and dividend equivalents, as the case may be) pursuant to Section 4.5 during the payment period.

The election shall be made with respect to each Account at the time the Participant first allocates his or her Compensation Reduction Contributions to the Account. Notwithstanding the foregoing, for contributions made pursuant to Section 4.3 and 4.4, if the Participant has not yet elected the form of distribution of his or her Account A prior to the Plan Year that he or she performs the services for the Company giving rise to the contribution, the Committee shall specify the form of distribution at the time the Participant first has a legally binding right to the contributions.

Notwithstanding anything in the Plan to the contrary, distributions from Stock Sub-Accounts shall be made in the form of Stock, with each Stock Unit converted to a share of Stock at the time of distribution; provided, however, that the Company may, in its discretion, withhold such number of whole or partial shares of Stock from any such distribution as it, in its discretion, deems necessary or desirable to satisfy any applicable withholding requirements pursuant to Section 11.5. All other distributions from the Plan shall be made in the form of cash.

Section 6.3. Exception to Payment Terms. Notwithstanding anything in this Article 6 or a Participant’s Deferral Election Agreement to the contrary, the following terms, if applicable, shall apply to the payment of a Participant’s Accounts.

(a)	Death

(i)        Death After Benefit Commencement. In the event a Participant dies after distribution of an Account has commenced to him or her pursuant to Section 6.1, and the Participant has elected to receive his or her benefits in the manner described in paragraph (b) of Section 6.2, the Participant’s remaining annual installments shall be paid to the Participant’s Beneficiary; provided, however, that if the Participant’s Beneficiary is the Participant’s estate, the Participant’s remaining Account balance shall be paid to the estate in the form of a lump sum. If a Beneficiary (other than the Participant’s estate) should die while further payments are due, and after having received at least one payment, such further payments shall be made to any person designated by the Participant as an alternate surviving Beneficiary, or, in the absence of an alternate surviving Beneficiary, the remaining Account balance shall be paid to the estate of the deceased Beneficiary in the form of a lump sum.

(ii)       Death Prior to Benefit Commencement. In the event a Participant dies prior to the date on which distribution of an Account has commenced to him or her pursuant to Section 6.1, the Participant’s Account shall be paid to the Participant’s Beneficiary in a lump sum as soon as administratively reasonable following the Participant’s death.

(iii)      Designation by Participant. Each Participant has the right to designate primary and contingent Beneficiaries for death benefits payable under the Plan. Such Beneficiaries may be individuals or trusts for the benefit of individuals. A Beneficiary designation by a Participant shall be in writing on a form acceptable to the Committee and shall only be effective upon delivery to the Company. A Beneficiary designation may be revoked by a Participant at any time by delivering to the Company either written notice of revocation or a new Beneficiary designation form. The Beneficiary designation form last delivered to the Company prior to the death of a Participant shall control.

(iv)       Failure to Designate Beneficiary. In the event there is no Beneficiary designation on file with Company at the Participant’s death, or if all Beneficiaries designated by a Participant have predeceased the Participant, the Beneficiary shall be the beneficiary designated by the Participant under the Company’s group life insurance program. If a Beneficiary has not been designated under Company’s group life insurance program, the Beneficiary shall be the Participant’s spouse, and if there is no spouse, the Beneficiary shall be the Participant’s estate.

(b)	Delay in Distributions

(i)        If the Participant is a Specified Employee, any Plan distribution of the Participant’s Accounts that are otherwise to commence on the Participant’s Separation from Service shall commence as soon as administratively reasonable after the six month anniversary of the Participant’s Separation from Service, or if earlier, the Participant’s death. In such event, the first payment due the Participant shall include any payments that would have been paid to the Participant under the Plan, but for the application of this paragraph (c)(i).

(ii)       The Company shall delay the distribution of a Participant’s Accounts otherwise required to be distributed under the Plan if, and to the extent that, the Company reasonably anticipates that the Company’s deduction with respect to such distribution otherwise would be limited or eliminated by application of Section 162(m) of the Code. In such event, the distribution will be made at the earliest date on which the Company reasonably anticipates that the deduction of the distribution will not be limited or eliminated by Section 162(m) of the Code.

(iii)      The Company shall delay the distribution of a Participant’s Accounts otherwise required to be distributed under the Plan if, and to the extent that, the Company reasonably anticipates that the making of the distribution would violate Federal securities laws or other applicable law. In such event, the distribution will be made at the earliest date on which the Company reasonably anticipates that the making of the distribution will not cause such a violation.

(c)        Acceleration of Distributions. All or a portion of a Participant’s Accounts may be distributed at an earlier time and in a different form than specified under the prior provisions of this Article 6:

(i)        As may be necessary to fulfill a Qualified Domestic Relations Order or a certificate of divestiture (as defined in Code Section 1043(b)(2)).

(ii)       If the Participant or Beneficiary has an unforeseeable emergency. For these purposes an “unforeseeable emergency” is a severe financial hardship of the Participant or Beneficiary, resulting from an illness or accident of the Participant or Beneficiary, the Participant’s or Beneficiary’s spouse, or the Participant’s or Beneficiary’s dependent (as defined in Section 152(a) of the Code), loss of the Participant’s or Beneficiary’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or Beneficiary. For example, the imminent foreclosure of or eviction from the Participant’s or Beneficiary’s primary residence may constitute an unforeseeable emergency. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the cost of prescription drug medication, may constitute an unforeseeable emergency. Finally, the need to pay for funeral expenses of a spouse or a dependent (as defined in Section 152(a) of the Code) may also constitute an unforeseeable emergency. Except as otherwise provided in this paragraph (d)(ii), the purchase of a home and the payment of college tuition are not unforeseeable emergencies. Whether a Participant or Beneficiary is faced with an unforeseeable emergency permitting a distribution under this paragraph (d)(ii) is to be determined based on the relevant facts and circumstances of each case, but, in any case a distribution on account of an unforeseeable emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of Compensation Reduction Contributions.

Distributions because of an unforeseeable emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution). Determinations of the amounts reasonably necessary to satisfy the emergency need must take into account any additional compensation that is available due to the Participant’s cancellation of a Deferral Election Agreement due to unforeseeable emergency pursuant to Section 4.2.

ARTICLE 7. PENSION PLAN SUPPLEMENTAL BENEFIT

Benefits that would have accrued under Article 7 of the Plan, as in effect prior to this Restatement, but for the fact that they accrue or vest on or after January 1, 2005, shall accrue under, and be subject to, the following terms:

(a)	Such benefit shall accrue according to the same formula as set forth in Article 7 of the Plan as in effect prior to the Restatement.

(b)	Notwithstanding paragraph (b), above:

(i)

Distributions to a Specified Employee that are otherwise to commence on the Participant’s Separation from Service shall commence as soon as administratively reasonable after the six month anniversary of the Participant’s Separation from Service, or if earlier, the Participant’s death. In the case of such delay, the amount of each periodic payment to the Participant shall be actuarially increased to reflect the delay.

(ii)

The Company shall delay the distribution of any benefit under this Article 7 if, and to the extent that, the Company reasonably anticipates that the Company’s deduction with respect to such distribution otherwise would be limited or eliminated by application of Section 162(m) of the Code. In such event, the distribution will be made at the earliest date on which the Company reasonably anticipates that the deduction of the distribution will not be limited or eliminated by Section 162(m) of the Code.

(iii)

The Company shall delay the distribution of any benefit under this Article 7 if, and to the extent that, the Company reasonably anticipates that the making of the distribution would violate Federal securities laws or other applicable law. In such event, the distribution will be made at the earliest date on which the Company reasonably anticipates that the making of the distribution will not cause such a violation.

(iv)

All or a portion of any benefit under this Article 7 may be distributed at an earlier time or in different form than otherwise required under the Plan as may be necessary to fulfill a Qualified Domestic Relations Order or a certificate of divestiture (as defined in Code Section 1043(b)(2)).

ARTICLE 8. FUNDING

Section 8.1. Source of Benefits. All benefits under the Plan shall be paid when due by the Company out of its assets. Any amounts set aside by the Company for payment of benefits under the Plan are the property of the Company.

Section 8.2. No Claim on Specific Assets. No Participant or Beneficiary shall be deemed to have, by virtue of being a Participant or Beneficiary in the Plan, any claim on any specific assets of the Company such that the Participant or Beneficiary would be subject to income taxation on his or her benefits under the Plan prior to distribution and the rights of Participants and Beneficiaries to benefits to which they are otherwise entitled under the Plan shall be those of an unsecured general creditor of the Company.

ARTICLE 9. ADMINISTRATION AND FINANCES

Section 9.1. Administration. The Plan shall be administered by the Committee. The Company shall bear all administrative costs of the Plan other than those specifically charged to a Participant or Beneficiary.

Section 9.2. Powers of Committee. In addition to the other powers granted under the Plan, the Committee shall have all powers necessary to administer the Plan, including, without limitation, powers:

(a)	to interpret the provisions of the Plan;

(b)	to establish and revise the method of accounting for the Plan and to maintain the Accounts; and

(c)	to establish rules for the administration of the Plan and to prescribe any forms required to administer the Plan.

Section 9.3. Actions of the Committee. The Committee (including any person or entity to whom the Committee has delegated duties, responsibilities or authority, to the extent of such delegation) has total and complete discretionary authority to determine conclusively for all parties all questions arising in the administration of the Plan, to interpret and construe the terms of the Plan, and to determine all questions of eligibility and status of employees, Participants and Beneficiaries under the Plan and their respective interests. Subject to the claims procedures of Section 9.7, all determinations, interpretations, rules and decisions of the Committee (including those made or established by any person or entity to whom the Committee has delegated duties, responsibilities or authority, if made or established pursuant to such delegation) are conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.

Section 9.4. Delegation. The Committee, or any officer or other employee of the Company designated by the Committee, shall have the power to delegate specific duties and responsibilities to officers or other employees of the Company or other individuals or entities. Any delegation may be rescinded by the Committee at any time. Each person or entity to whom a duty or responsibility has been delegated shall be responsible for the exercise of such duty or responsibility and shall not be responsible for any act or failure to act of any other person or entity.

Section 9.5. Reports and Records. The Committee, and those to whom the Committee has delegated duties under the Plan, shall keep records of all their proceedings and actions and shall maintain books of account, records, and other data as shall be necessary for the proper administration of the Plan and for compliance with applicable law.

Section 9.6. Valuation of Accounts and Account Statements. As of each valuation date, the Committee shall adjust the previous Account balances of each Participant for Compensation Reduction Contributions, Company contributions pursuant to Sections 4.3 and 4.4, if any, forfeitures, distributions, and investment gains and losses, including dividend equivalents. A “valuation date,” for these purposes, is the last day of each calendar quarter, and such other dates as the Committee may designate from time to time in its discretion. The Committee shall provide each Participant with a statement of his or her Account balances at least annually.

Section 9.7. Claims Procedure. The following shall apply with respect to the claims of Participants for benefits under the Plan. The Committee shall notify a Participant in writing within 90 days of the Participant’s written application for benefits of his or her eligibility or noneligibility for benefits under the Plan. If the Committee determines that a Participant is not eligible for benefits or full benefits, the notice shall set forth: (a) the specific reasons for such denial; (b) a specific reference to the provision of the Plan on which the denial is based; (c) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed; and (d) an explanation of the Plan’s claims review procedure and other appropriate information as to the steps to be taken if the Participant wishes to have his or her claim reviewed. If the Committee determines that there are special circumstances requiring additional time to make a decision, the Committee shall notify the Participant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90-day period. If a Participant is determined by the Committee to be not eligible for benefits, or if the Participant believes that he or she is entitled to greater or different benefits, the Participant shall have the opportunity to have his or her claim reviewed by the Committee by filing a petition for review with the Committee within 60 days after receipt by the Participant of the notice issued by the Committee. If a Participant does not appeal on time, the Participant will lose the right to appeal the denial and the right to file suit under ERISA, and the Participant will have failed to exhaust the Plan’s internal administrative appeal process, which is generally a prerequisite to bringing suit. Said petition shall state the specific reasons the Participant believes he or she is entitled to benefits or greater or different benefits. Within 60 days after receipt by the Committee of said petition, the Committee shall afford the Participant (and the Participant’s counsel, if any) an opportunity to present his or her position to the Committee orally or in writing, and said Participant (or his or her counsel) shall have the right to review the pertinent documents, and the Committee shall notify the Participant of its decision in writing within said 60-day period, stating specifically the basis of said decision written in a manner calculated to be understood by the Participant and the specific provisions of the Plan on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60-day period at the election of the Committee, but notice of this deferral shall be given to the Participant. In the event an appeal of a denial of a claim for benefits is denied, any lawsuit to challenge the denial of such claim must be brought within one year of the date the Committee has rendered a final decision on the appeal.

ARTICLE 10. AMENDMENTS AND TERMINATION

Section 10.1. Amendments. The Company, by action of the Committee, may amend the Plan, in whole or in part, at any time and from time to time. The Vice President of Human Resources may amend the Plan, without approval or authorization of the Board or the Committee, provided that any such amendment: (a) does not materially increase the cost of the Plan to the Company; or (b) is required in order to comply with the law, in which case the Vice President of Human Resources shall amend the Plan in such manner as he or she deems necessary or desirable to comply with the law. The Committee shall from time to time specify, by resolution, the criteria to be used by the Vice President of Human Resources in determining whether an amendment materially increases the cost of the Plan to the Company. No amendment may be effective to eliminate or reduce any Account balance (other than as may result from a change in Plan investments pursuant to Section 4.5), or benefit that has accrued pursuant to Article 7, determined as of the date of such amendment, of any Participant or of any Beneficiary then eligible for benefits without such Participant’s or Beneficiary’s consent. Any Plan amendment shall be filed with the Plan documents.

Section 10.2. Termination. The Company expects the Plan to remain in place, but necessarily must, and hereby does, reserve the right to terminate the Plan at any time by action of the Board. Upon termination of the Plan, all Compensation Reduction Contributions and Company contributions will cease and no future Compensation Reduction Contributions or Company contributions will be made, and all benefit accruals under Article 7 will cease. Termination of the Plan shall not operate to eliminate or reduce any Account balance, or benefit that has accrued pursuant to Article 7, determined as of the date of such termination, of any Participant or of any Beneficiary then eligible for benefits, without such Participant’s or Beneficiary’s consent. If the Plan is terminated, payments from the Accounts of all Participants and Beneficiaries shall be made at the time and in the manner specified in Article 6.

Notwithstanding the foregoing, the Board of Directors may, in its discretion, terminate the Plan within 30 days preceding or 12 months following a Change in Control; provided that all substantially similar arrangements sponsored by the Company or an Affiliate are also terminated at such time, so that Participants and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of termination of the arrangements.

ARTICLE 11. MISCELLANEOUS

Section 11.1. No Guarantee of Employment. Neither the adoption and maintenance of the Plan nor the execution by the Company of a Deferral Election Agreement with any Participant shall be deemed to be a contract of employment between the Company and any Participant. Nothing contained herein shall give any Participant the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any Participant at any time, nor shall it give the Company the right to require any Participant to remain in its employ or to interfere with the Participant’s right to terminate his or her employment at any time.

Section 11.2. Release. Any payment of benefits to or for the benefit of a Participant or a Participant’s Beneficiaries that is made in good faith by the Company in accordance with the Company’s interpretation of its obligations hereunder shall be in full satisfaction of all claims against the Company for benefits under the Plan to the extent of such payment.

Section 11.3. Notices. Any notice permitted or required under the Plan shall be in writing and shall be hand-delivered or sent, postage prepaid, by first class mail, or by certified or registered mail with return receipt requested, to both the office of the Committee and the office of the General Counsel of the Company, if to the Company, or to the address last shown on the records of the Company, if to a Participant or Beneficiary. Any such notice shall be effective as of the date of hand-delivery or mailing.

Section 11.4. Nonalienation. No benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, levy, attachment, or encumbrance of any kind by any Participant or Beneficiary.

Section 11.5. Withholding. The Company may withhold from any payment of benefits or other compensation payable to a Participant or Beneficiary such amounts as the Company determines are reasonably necessary to pay any taxes or other amounts required to be withheld under applicable law.

Section 11.6. Captions. Article and section headings and captions are provided for purposes of reference and convenience only and shall not be relied upon in any way to construe, define, modify, limit, or extend the scope of any provision of the Plan.

Section 11.7. Binding Agreement. This Plan shall be binding on the parties hereto, their heirs, executors, administrators, and successors in interest.

Section 11.8. Invalidity of Certain Provisions. If any provision of the Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Plan and the Plan shall be construed and enforced as if such provision had not been included. The Plan is intended to comply in form and operation with Section 409A of the Code, and shall be construed accordingly. If any provision of the Plan does not conform to the requirements of Section 409A, the Plan shall be construed and enforced as if such provision had not been included.

Section 11.9. No Other Agreements. The terms and conditions set forth herein, together with Exhibits A and B hereto and the Deferral Election Agreements entered into between the Company and Participants, constitute the entire understanding of the Company and the Participants with respect to the matters addressed herein.

Section 11.10. Incapacity. In the event that any Participant is unable to care for his or her affairs because of illness or accident, any payment due may be paid to the Participant’s spouse, parent, brother, sister or other person deemed by the Committee to have incurred expenses for the care of such Participant, unless a duly qualified guardian or other legal representative has been appointed.

Section 11.11. Counterparts. This Plan may be executed in any number of counterparts, each of which when duly executed by the Company shall be deemed to be an original, but all of which shall together constitute but one instrument, which may be evidenced by any counterpart.

Section 11.12. Participating Affiliates. Any Affiliate may adopt the Plan with the permission of the Company and according to such rules as may be established from time to time by the Company in its discretion, and thereby become a “participating affiliate” in the Plan.

Section 11.13. Applicable Law. The Plan and all rights hereunder shall be governed by and construed according to the laws of the State of Minnesota, except to the extent such laws are preempted by the laws of the United States of America.

Dated: _______________

TENNANT COMPANY

By
Its

EXHIBIT A

Change in Control Events

(from Proposed Treasury Regulations, Section 1.409A-3(g)(5)(v), (vi) and (vii))

(5) Change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation.

(i) In general. Pursuant to section 409A(a)(2)(A)(v), an arrangement may permit a payment upon the occurrence of a change in the ownership of the corporation (as defined in paragraph (g)(5)(v) of this section), a change in effective control of the corporation (as defined in paragraph (g)(5)(vi) of this section), or a change in the ownership of a substantial portion of the assets of the corporation (as defined in paragraph (g)(5)(vii) of this section) (collectively referred to as a change in control event). To qualify as a change in control event, the occurrence of the event must be objectively determinable and any requirement that any other person, such as a plan administrator or board of directors compensation committee, certify the occurrence of a change in control event must be strictly ministerial and not involve any discretionary authority. The arrangement may provide for a payment on any change in control event, and need not provide for a payment on all such events, provided that each event upon which a payment is provided qualifies as a change in control event. For rules regarding the ability of the service recipient to terminate the arrangement and pay amounts of deferred compensation upon a change in control event, see paragraph (h)(2)(viii)(B) of this section.

(ii) Identification of relevant corporation.

(A) In general. To constitute a change in control event as to the service provider, the change in control event must relate to—

(1) The corporation for whom the service provider is performing services at the time of the change in control event;

(2) The corporation that is liable for the payment of the deferred compensation (or all corporations liable for the payment if more than one corporation is liable); or

(3) A corporation that is a majority shareholder of a corporation identified in paragraph (g)(5)(ii)(A)(1) or (2) of this section, or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in paragraph (g)(5)(ii)(A)(1) or (2) of this section.

(B) Majority shareholder. For purposes of this paragraph (g)(5)(ii), a majority shareholder is a shareholder owning more than 50 percent of the total fair market value and total voting power of such corporation.

(C) Example. The following example illustrates the rules of this paragraph (g)(5)(ii):

Example. Corporation A is a majority shareholder of Corporation B, which is a majority shareholder of Corporation C. A change in ownership of Corporation B constitutes a change in control event to service providers performing services for Corporation B or Corporation C, and to service providers for which Corporation B or Corporation C is solely liable for payments under the plan (for example, former employees), but is not a change in control event as to Corporation A or any other corporation of which Corporation A is a majority shareholder. Notwithstanding the foregoing, a sale of Corporation B may constitute an independent change in control event for Corporation A, Corporation B and Corporation C if the sale constitutes a change in the ownership of a substantial portion of Corporation A’s assets (see paragraph (g)(5)(vii) of this section).

(iii) Attribution of stock ownership. For purposes of paragraph (g)(5) of this section, section 318(a) applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by §1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.

(iv) Special rule for certain delayed payments pursuant to a change in control event. Compensation payable pursuant to the purchase by the service recipient of service recipient stock or a stock right held by a service provider, or payment of amounts of deferred compensation calculated by reference to the value of service recipient stock, may be treated as paid at a specified time or pursuant to a fixed schedule in conformity with the requirements of section 409A if paid on the same schedule and under the same terms and conditions as payments to shareholders generally pursuant to a change in control event described in paragraph (g)(5)(v) of this section (change in the ownership of a corporation) or as payments to the service recipient pursuant to a change in control event described in paragraph (g)(5)(vii) of this section (change in the ownership of a substantial portion of a corporation’s assets), and any amounts paid pursuant to such a schedule and such terms and conditions will not be treated as violating the initial or subsequent deferral elections rules, to the extent that such amounts are paid not later than five years after the change in control event.

(v) Change in the ownership of a corporation.

(A) In general. For purposes of section 409A, a change in the ownership of a corporation occurs on the date that any one person, or more than one person acting as a group (as defined in paragraph (g)(5)(v)(B) of this section), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation (within the meaning of paragraph (g)(5)(vi) of this section)). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section. This section applies only when there is a transfer of stock of a corporation (or issuance of stock of a corporation) and stock in such corporation remains outstanding after the transaction (see paragraph (g)(5)(vii) of this section for rules regarding the transfer of assets of a corporation).

(B) Persons acting as a group. For purposes of paragraph (g)(5)(v)(A) of this section, persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. See §1.280G-1, Q&A-27(d), Example 4.

(vi) Change in the effective control of a corporation.

(A) In general. For purposes of section 409A, notwithstanding that a corporation has not undergone a change in ownership under paragraph (g)(5)(v) of this section, a change in the effective control of a corporation occurs only on the date that either—

(1) Any one person, or more than one person acting as a group (as determined under paragraph (g)(5)(v)(B) of this section), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 35 percent or more of the total voting power of the stock of such corporation; or

(2) A majority of members of the corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors prior to the date of the appointment or election, provided that for purposes of this paragraph (g)(5)(vi)(A) the term corporation refers solely to the relevant corporation identified in paragraph (g)(5)(ii) of this section, for which no other corporation is a majority shareholder for purposes of that paragraph (for example, if Corporation A is a publicly held corporation with no majority shareholder, and Corporation A is the majority shareholder of Corporation B, which is the majority shareholder of Corporation C, the term corporation for purposes of this paragraph (g)(5)(vi)(A)(2) would refer solely to Corporation A).

(B) Multiple change in control events. A change in effective control also may occur in any transaction in which either of the two corporations involved in the transaction has a change in control event under paragraphs (g)(5)(v) or (g)(5)(vii) of this section. Thus, for example, assume Corporation P transfers more than 40 percent of the total gross fair market value of its assets to Corporation O in exchange for 35 percent of O’s stock. P has undergone a change in ownership of a substantial portion of its assets under paragraph (g)(5)(vii) of this section and O has a change in effective control under this paragraph (g)(5)(vi) of this section.

(C) Acquisition of additional control. If any one person, or more than one person acting as a group, is considered to effectively control a corporation (within the meaning of this paragraph (g)(5)(vi)), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation (or to cause a change in the ownership of the corporation within the meaning of paragraph (g)(5)(v) of this section).

(D) Persons acting as a group. Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. See §1.280G-1, Q&A-27(d), Example 4.

(vii) Change in the ownership of a substantial portion of a corporation’s assets.

(A) In general. Change in the ownership of a substantial portion of a corporation’s assets. For purposes of section 409A, a change in the ownership of a substantial portion of a corporation’s assets occurs on the date that any one person, or more than one person acting as a group (as determined in paragraph (g)(5)(v)(B) of this section), acquires (or has acquired during the 12- month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(B) Transfers to a related person.

(1) There is no change in control event under this paragraph (g)(5)(vii) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer, as provided in this paragraph (g)(5)(vii)(B). A transfer of assets by a corporation is not treated as a change in the ownership of such assets if the assets are transferred to—

(i) A shareholder of the corporation (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii) An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the corporation;

(iii) A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the corporation; or

(iv) An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (g)(5)(vii)(B)(1)(iii) of this section.

(2) For purposes of this paragraph (g)(5)(vii)(B) and except as otherwise provided, a person’s status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the transferor corporation has no ownership interest before the transaction, but which is a majority-owned subsidiary of the transferor corporation after the transaction is not treated as a change in the ownership of the assets of the transferor corporation.

(C) Persons acting as a group. Persons will not be considered to be acting as a group solely because they purchase assets of the same corporation at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the corporation. If a person, including an entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. See 1.280G-1, Q&A-27(d), Example 4.

EXHIBIT B

Method of Crediting Gains and Losses to Accounts

(Plan Section 4.5)

Until and unless changed by the Committee or the Board pursuant to a resolution:

A Participant’s Accounts will be credited with interest on a monthly basis. The applicable rate of interest for a Plan Year will be specified by the Executive Compensation Committee of the Board at its last meeting immediately prior to the commencement of the Plan Year. The rate will be one (1) percentage point over the U.S. 10-year Treasury bond rate.